Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES PRICING OF PUBLIC OFFERING OF 3.5 MILLION COMMON UNITS

NEW YORK, SEPTEMBER 21, 2007 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has priced its previously announced public offering of 3.5 million common units representing limited partner interests at $39.50 per unit.  The offering is scheduled to close on September 26, 2007.  K-Sea has also granted the underwriters a 30-day option to purchase a maximum of 525,000 additional common units to cover over-allotments.  K-Sea intends to use the proceeds of the offering to repay indebtedness.

Lehman Brothers Inc., Citigroup Global Markets Inc. and UBS Securities LLC are serving as joint book-running managers for the offering.  The co-managing underwriters participating in the offering are Wachovia Capital Markets, LLC, RBC Capital Markets Corporation, KeyBanc Capital Markets, Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated.  When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7140, email: qiana.smith@broadridge.com, fax: 631-254-7140; Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220; and UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 212-821-3000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  The offering may be made only by means of a prospectus and related prospectus supplement.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818